                                [BIOFIELD LOGO]




                                        Contact:        D. Carl Long
                                                        President and
                                                        Chief Executive Officer
                                                        (770) 740-8180

FOR IMMEDIATE RELEASE

                        BIOFIELD CORP. PRIVATE PLACEMENT

                       OF COMMON STOCK YIELDS $9 MILLION

ATLANTA, GA -- December 18, 1997 -- Biofield Corp. (NASDAQ: BZET) announced today the issuance of 2,867,670 shares of common stock in a private placement, yielding aggregate gross proceeds of $9,033,160.

Concurrent with the closing of the offering, the company exchanged certain outstanding warrants to purchase an aggregate of 1,574,930 shares of common stock for an aggregate of 643,639 shares of common stock. The warrants were issued in connection with the company's 1995 private placement of securities units.

The net proceeds from the offering will be used for funding clinical trials, research and development, manufacturing, European sales and marketing and general corporate purposes.

Biofield Corp. is a medical technology company specializing in the development of non-invasive methods for diagnosing and screening epithelial cancers, including breast cancer. The company is based in Atlanta.

Note: This press release contains "forward looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such differences include risks and uncertainties related to the company's limited operating history and anticipated future losses, the company's future profitability and ability to meet its capital needs, product development, FDA approval, government regulation, competition, market acceptance and other factors discussed under the heading, "Cautionary Statements Regarding Forward-Looking Statements" in the company's Annual Report on Form 10-K for the year ended December 31, 1996, and in other reports filed with the Securities and Exchange Commission.